Exhibit 4

CERTIFICATE OF DETERMINATION OF PREFERENCES OF THE
SERIES D PREFERENCE STOCK

SOUTHERN CALIFORNIA EDISON COMPANY

We, the undersigned, being the Vice President and the Assistant Treasurer, respectively, of Southern California Edison Company (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the laws of the State of California, DO HEREBY CERTIFY:

FIRST:  The Restated Articles of Incorporation, as amended (the “Articles”), authorize the issuance of 50,000,000 shares of Preference Stock which may be issued from time to time in one or more series, and authorize the Board of Directors of the Corporation to (i) fix the number of shares of any series of Preference Stock and to determine the designation of any such series, (ii) to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preference Stock, including but not limited to rights, preferences, privileges and restrictions regarding dividends (including provisions specifying dividends at a floating or variable rate or dividends to be determined by reference to an index, formula, auction, bid or other objectively ascertainable criterion), liquidation, conversion, redemption and voting (including provisions specifying no general voting rights or voting rights of more than one vote per share), and, (iii) within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

SECOND:  Acting pursuant to the authority delegated by the Board of Directors of the Corporation, the Pricing Committee of the Board of Directors did duly adopt on March 7, 2011, the following resolutions authorizing and providing for the creation of a series of said shares of Preference Stock to be known as Series D Preference Stock, consisting of 1,250,000 shares, none of the shares of such series having been issued:

“NOW, THEREFORE, BE IT RESOLVED, that 1,250,000 shares of the presently authorized but unissued Preference Stock, no par value, be and hereby determined to be and shall be of a series of said Preference Stock hereby designated as the “Series D Preference Stock”; and

BE IT FURTHER RESOLVED, that the rights, preferences, privileges and restrictions of shares of such series be and the same are hereby fixed, respectively, as follows:

1.	Dividends

(a)           The holders of record of the Series D Preference Stock (each individually a “Holder”, or collectively the “Holders”) will be entitled to receive, when, as and if declared by the Board of Directors of the Corporation (the “Board”), in its sole discretion out of funds legally available therefor, cumulative quarterly cash dividends which will accrue from and including March 10, 2011, and will be payable on March 1, June 1, September 1 and December 1 of each year (each, a “Dividend Payment Date”), commencing June 1, 2011, at the annual rate of 6.50% of the Liquidation Preference.  Such dividends shall be cumulative without compounding from the date of issue whether or not earned or declared.  If a Dividend Payment Date is not a Business Day (as defined below), the related dividend (if declared) will be paid on the next succeeding Business Day with the same force and effect as though paid on the Dividend Payment Date, without any increase to account for the period from such Dividend Payment Date through the date of actual payment.  Dividends payable on the Series D Preference Stock for the initial dividend period and any period less than a full dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in such period.  “Liquidation Preference” means $100 per share of Series D Preference Stock.

(b)           So long as any shares of Series D Preference Stock shall be outstanding, no dividend (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the common stock of the Corporation (the “Common Stock”) or any other stock of the Corporation ranking, as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the Corporation, junior to the Series D Preference Stock), whether in cash or property, may be paid or declared or set apart, nor may any distribution be made on the Common Stock, nor may any shares of Common Stock be purchased, redeemed or otherwise acquired for value by the Corporation, unless all dividends on the Series D Preference Stock for the then-current quarterly dividend and all past quarterly dividend periods shall have been declared and paid or set apart.

(c)           The Board may, in its discretion, choose to pay dividends on the Series D Preference Stock without the payment of any dividends on the Common Stock (or any other stock of the Corporation ranking, as to the payment of dividends, junior to the Series D Preference Stock).

(d)           No full dividends shall be declared or paid or set apart for payment on any stock of the Corporation ranking, as to the payment of dividends, equally with the Series D Preference Stock for any period unless full dividends have been declared and paid or set apart for payment on the Series D Preference Stock for the then-current quarterly dividend period and all past quarterly dividend periods.  When dividends are not paid in full upon the Series D Preference Stock and all other classes or series of stock of the Corporation, if any, ranking, as to the payment of dividends, equally with the Series D Preference Stock, all dividends declared upon shares of Series D Preference Stock and all such other stock of the Corporation will be declared pro rata so that the amount of dividends declared per share of Series D Preference Stock and all such other stock will in all cases bear to each other the same ratio that accrued dividends per share of Series D Preference Stock (but without, in the case of non-cumulative shares, accumulation of unpaid dividends for prior dividend periods) and such other stock bear to each other.

(e)           No dividends may be declared or paid or set apart for payment on any shares of Series D Preference Stock if at the same time any arrears exist or default exists in the payment of dividends on any outstanding class or series of stock of the Corporation ranking, as to the payment of dividends, senior to the Series D Preference Stock.

(f)           Holders of Series D Preference Stock will not be entitled to any dividends, whether payable in cash or property, other than as herein provided and will not be entitled to interest, or any sum in lieu of interest, in respect of any dividend payment.

2.	Liquidation Rights

(a)           Upon any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, after payment or provision for the liabilities of the Corporation and the expenses of such dissolution, liquidation or winding up, the Holders of outstanding shares of the Series D Preference Stock will be entitled to receive out of the assets of the Corporation or proceeds thereof available for distribution to stockholders, before any payment or distribution of assets is made to holders of the Common Stock (or any other stock of the Corporation ranking, as to the distribution of assets upon dissolution, liquidation or winding up of the Corporation, junior to the Series D Preference Stock), the Liquidation Preference per share plus an amount equal to the accrued and unpaid dividend (whether or not declared) for the then-current quarterly dividend period accrued to but excluding the date of such liquidation payment, plus unpaid dividends on the Series D Preference Stock for all past quarterly dividend periods.

(b)           If the assets of the Corporation available for distribution in such event are insufficient to pay in full the aggregate amount payable to Holders of Series D Preference Stock and holders of all other classes or series of stock of the Corporation, if any, ranking, as to the distribution of assets upon dissolution, liquidation or winding up of the Corporation, on a parity with the Series D Preference Stock, the assets will be distributed to the Holders of Series D Preference Stock and holders of all such other stock pro rata, based on the full respective preferential amounts to which they are entitled (but without, in the case of any non-cumulative shares, accumulation of unpaid dividends for prior dividend periods).

(c)           Notwithstanding the foregoing, Holders of Series D Preference Stock will not be entitled to be paid any amount in respect of a dissolution, liquidation or winding up of the Corporation until holders of any classes or series of stock of the Corporation ranking, as to the distribution of assets upon dissolution, liquidation or winding up of the Corporation, senior to the Series D Preference Stock have been paid all amounts to which such classes or series are entitled.

(d)           Neither the sale, lease nor exchange (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation, nor the merger, consolidation or combination of the Corporation into or with any other corporation or the merger, consolidation or combination of any other corporation or entity into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 2.

(e)           After payment to the Holders of the full amount of the distribution of assets upon dissolution, liquidation or winding up of the Corporation to which they are entitled pursuant to this Section 2, the Holders of Series D Preference Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

3.	Voting Rights

The Series D Preference Stock shall have no voting rights except as set forth in this Section 3 or as otherwise provided by California law:

(a)           So long as any shares of Series D Preference Stock are outstanding, the consent of the Holders of at least a majority of the Series D Preference Stock at the time outstanding, voting as a single class, or voting as a single class together with the holders of any other series of Preference Stock (i) upon which like voting or consent rights have been conferred and (ii) which are similarly affected by the matter to be voted upon, given in person or by proxy, either in writing or by vote at any meeting called for the purpose, shall be necessary for effecting or validating any one or more of the following:

(i)           any amendment of the Corporation’s Restated Articles of Incorporation which would adversely affect the rights, preferences, privileges or restrictions of the Series D Preference Stock; or

(ii)           the authorization or creation, or the increase in the authorized amount, of any stock of any class or any security convertible into stock of any class, ranking senior to the Series D Preference Stock.

provided, however, that no such consent of the Holders of the Series D Preference Stock shall be required if, at or prior to the time when such amendment is to take effect or when the authorization, creation or increase in the authorized amount of any such senior stock or convertible security is to be made, as the case may be, provision is to be made for the redemption of all shares of Series D Preference Stock at the time outstanding.

(b)   On matters requiring their consent, the Holders of Series D Preference Stock will be entitled to one vote per share.

4.	Redemption

(a)           The Series D Preference Stock shall not be redeemable prior to March 1, 2016.  On or after that date, subject to the notice provisions set forth in Section 4(b) below and subject to any further limitations which may be imposed by law, the Corporation may redeem the Series D Preference Stock, in whole or in part, at any time or from time to time, out of funds legally available therefor, at a redemption price equal to the Liquidation Preference per share plus an amount equal to the amount of the accrued and unpaid dividend (whether or not declared) from the Dividend Payment Date immediately preceding the redemption date to but excluding the redemption date, plus unpaid dividends on the Series D Preference Stock for all past quarterly dividend periods, if any; provided, however that any redemption that would reduce the principal amount of the Series D Preference Stock outstanding to $50 million or less in the aggregate would be restricted to a redemption in whole only.  If less than all of the outstanding shares of Series D Preference Stock are to be redeemed, the Corporation will select the shares to be redeemed from the outstanding shares not previously called for redemption by lot or pro rata (as nearly as possible) or by any other method that the Board in its sole discretion deems equitable.

(b)           In the event the Corporation shall redeem any or all of the Series D Preference Stock as aforesaid, the Corporation will give notice of any such redemption to Holders of Series D Preference Stock not more than 60 nor less than 30 days prior to the date fixed by the Board for such redemption.  Failure to give notice to any Holder of Series D Preference Stock shall not affect the validity of the proceedings for the redemption of shares of any other Holder of Series D Preference Stock being redeemed.

(c)           Notice having been given as herein provided, from and after the redemption date, dividends on the Series D Preference Stock called for redemption shall cease to accrue and such Series D Preference Stock called for redemption will no longer be deemed outstanding, and all rights of the Holders thereof will cease.

(d)           The Series D Preference Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions.  In addition, Holders of Series D Preference Stock will have no right to require redemption of any shares of Series D Preference Stock.

(e)         Any shares of Series D Preference Stock which are converted, redeemed or retired shall thereafter have the status of authorized but unissued shares of Preference Stock of the Corporation undesignated as to series, and may thereafter be reissued by the Board in the same manner as any other authorized and unissued shares of Preference Stock.

(f)           If the Corporation shall deposit on or prior to any date fixed for redemption of Series D Preference Stock, with any bank or trust company having a capital, surplus and undivided profits aggregating at least five million dollars ($5,000,000), as a trust fund, a fund sufficient to redeem the shares called for redemption, with irrevocable instructions and authority to such bank or trust company to pay on and after the date fixed for redemption or such earlier date as the Board may determine, to the respective Holders of such shares, the redemption price thereof, then from and after the date of such deposit (although prior to the date fixed for redemption) such shares so called shall be deemed to be redeemed and dividends thereon shall cease to accrue after said date fixed for redemption and such deposit shall be deemed to constitute full payment of said shares to the Holders thereof and thereafter said shares shall no longer be deemed to be outstanding, and the Holders thereof shall cease to be shareholders with respect to such shares, and shall have no rights with respect thereto except only the right to receive from said bank or trust company payment of the redemption price of such shares without interest.

(g)   Any moneys deposited by the Corporation pursuant to Section 4(f) which shall not be required for the redemption because of the exercise of any such right of conversion or exchange subsequent to the date of the deposit shall be repaid to the Corporation forthwith.

5.	Rank

The Series D Preference Stock shall rank, with respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation:

(a) junior to the Cumulative Preferred Stock and the $100 Cumulative Preferred Stock, and any other equity securities that the Corporation may later authorize or issue, the terms of which provide that such securities will rank senior to the Series D Preference Stock with respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation;

(b) equally with any other shares of Preference Stock and any other equity securities that the Corporation may later authorize or issue, the terms of which provide that such shares or other securities will rank equally with the Series D Preference Stock with respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation; and

(c) senior to the Common Stock, and any other equity securities that the Corporation may later authorize or issue, the terms of which provide that such securities will rank junior to the Series D Preference Stock with respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation.”

IN WITNESS WHEREOF, the undersigned have executed this Certificate in Rosemead, California on March 7, 2011.

/s/ Robert C. Boada
Robert C. Boada
Vice President

/s/ George T. Tabata
George T. Tabata
Assistant Treasurer

Each of the undersigned declares under penalty of perjury that the matters contained in the foregoing certificate are true of their own knowledge.  Executed in Rosemead, California on March 7, 2011.

/s/ Robert C. Boada
Robert C. Boada

/s/ George T. Tabata
George T. Tabata